Exhibit 11

                                                 SONAT INC. AND SUBSIDIARIES
                                              COMPUTATION OF EARNINGS PER SHARE

                                                                    Three Months                     Nine Months
                                                                 Ended September 30,             Ended September 30,
                                                               1995              1994          1995              1994
                                                                      (In Thousands Except Per-Share Amounts)

         Primary Earnings Per Share(1)

Net Income                                                     $130,520         $35,292        $185,478         $119,443
                                                               ========         =======        ========         ========


Common Stock and Common Stock Equivalents:

    Weighted Average Number of Shares
       of Common Stock Outstanding                               86,273          87,192          86,332           87,187
    Common Stock Equivalents Applicable
       to Outstanding Stock Options                                 929           1,058             843              959
                                                               --------         -------        --------          -------

    Weighted Average Number of Shares
       of Common Stock and Common Stock
       Equivalents Outstanding                                   87,202          88,250          87,175           88,146
                                                               ========         =======        ========          =======


Primary Earnings Per Share                                     $   1.50         $   .40        $   2.13          $  1.36
                                                               ========         =======        ========          =======





(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%. For this reason, the primary earnings per share amounts shown may not agree with primary earnings per share shown on the Condensed Consolidated Statements of Income in Part I.